Exhibit 99.1

1680 Capital One Drive, McLean, VA 22102-3491

Contacts:	Investor Relations	Media Relations
	Mike Rowen	Tatiana Stead	Julie Rakes
	703-720-2455	703-720-2352	804-284-5800

Capital One Completes Acquisition of North Fork Bancorporation

Capital One announces final results of North Fork stockholders elections

McLean, VA (December 1, 2006) - Capital One Financial (NYSE:COF) today announced that it has completed its acquisition of North Fork Bancorporation, Inc. As a result of the $13.2 billion stock and cash transaction, Capital One is the 11th largest bank in the United States, based on deposits, and the third-largest retail depository institution in the metro New York region.

North Fork, headquartered in New York, provides a broad range of deposit and lending services for consumer, commercial, and small business customers.

“The combination of Capital One and North Fork brings together the strengths of national lending and local banking,” said Richard D. Fairbank, Chairman and Chief Executive Officer of Capital One. “I am particularly pleased to welcome John Kanas, along with North Fork’s experienced management team and talented associates, to Capital One. John and his team have a proven ability to compete and win in the New York banking market, and they have a great track record of serving their customers and communities. With our national lending businesses, our strong banking franchises in Louisiana and Texas, and our new partners at North Fork, we are well-positioned to win in each of our markets, and to deliver profitable growth and enduring shareholder value.”

Kanas will be the president of Capital One’s banking business and join Capital One’s Board of Directors. Kanas previously served as North Fork’s Chairman, President and CEO.

“This transaction is about maintaining the continuity of the great business model and customer relationships that North Fork has built,” said Kanas. “With Capital One, we are building an even stronger bank that will benefit our customers and our communities. Our customers will continue to enjoy the same personalized service and experienced local bankers they trust, along with a broader range of products and services to meet their financial needs.”

Capital One and North Fork announced their intention to merge in March 2006.

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COF Completes NFB Acquisition

Final Merger Consideration

Based on final election results and applying the proration provisions set forth in the merger agreement, North Fork stockholders will receive the following merger consideration:

•	North Fork stockholders who made valid cash elections will receive $28.144 for each share covered by such election;

•	North Fork stockholders who made valid stock elections will receive 0.3692 of a share of Capital One common stock per share of North Fork common stock for which they made such an election; and

•	North Fork stockholders who did not make a valid election will receive 0.3692 of a share of Capital One common stock per share of North Fork common stock for approximately 4.6% of the shares for which they did not make an election and $28.144 per share in cash for the remaining shares of North Fork common stock for which they did not make an election.

Under the merger agreement, fractional shares of Capital One common stock will not be issued. Instead, North Fork stockholders will receive cash based on the average closing price of Capital One common stock of $76.238 for the five-day period ending November 30, 2006.

Of the 466,346,295 shares of North Fork common stock outstanding immediately prior to the closing of the merger, approximately:

•	125,478,630 shares, or 26.9%, elected to receive cash;

•	278,714,675 shares, or 59.8%, elected to receive Capital One common stock; and

•	62,152,990 shares, or 13.3%, did not make a valid election.

The total consideration paid by Capital One of approximately $13.2 billion was comprised of the following:

•	approximately $7.9 billion in value from 104.0 million shares of common stock valued for accounting purposes at $76.238 per share,

•	$5.2 billion in cash, and

•	the exchange of North Fork stock options for Capital One stock options fair valued for accounting purposes at approximately $0.1 billion.

COF Completes NFB Acquisition

About Capital One

Headquartered in McLean, Virginia, Capital One Financial Corporation (www.capitalone.com) is a financial holding company, with more than 693 locations in New York, New Jersey, Connecticut, Texas and Louisiana that offer a broad spectrum of financial products and services to consumers, small businesses and commercial clients. As of September 30, 2006, Capital One Bank, Capital One, F.S.B., Capital One Auto Finance, Inc., and Capital One, N.A. collectively had $112.2 billion in managed loans and $47.6 billion in deposits. Its newly acquired subsidiary, North Fork Bank, had $40.9 billion in managed loans and $36.5 billion in deposits. Capital One, a Fortune 500 company, trades on the New York Stock Exchange under the symbol “COF” and is included in the S&P 100 index.

Forward-looking statements

The company cautions that statements in this press release regarding, among other things, the benefits of the business combination transaction involving Capital One and North Fork and the company’s plans, objectives, expectations and intentions are forward-looking statements and speak only as of the date of this report. Various factors could cause actual results to differ materially from those contemplated by these forward-looking statements, including: the risk that the company’s acquired businesses will not be integrated successfully and that the cost savings and other synergies from such acquisitions may not be fully realized; disruption from the North Fork transaction making it more difficult to maintain relationships with customers, employees or suppliers; continued intense competition from numerous providers of products and services which compete with the company’s businesses; changes in our aggregate accounts and balances, and the growth rate and composition thereof; the company’s ability to diversify its assets; general economic conditions affecting interest rates and consumer income, spending, and savings, which may affect consumer bankruptcies, defaults, and charge-offs and deposit activity; and the company’s ability to execute on its strategic and operational plans. A discussion of these and other factors can be found in Capital One’s annual report and other reports filed with the Securities and Exchange Commission, including, but not limited to, Capital One’s report on Form 10-K for the fiscal year ended December 31, 2005.

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